                                                                      EXHIBIT 12
                                                                     PAGE 1 OF 1


            ECHOSTAR DBS CORPORATION AND SUBSIDIARIES AND AFFILIATES
                              COMPUTATION OF RATIOS


                                 (IN THOUSANDS)
                                   (UNAUDITED)


CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES:



                                                                                                THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                         MARCH 31,
                                  -----------------------------------------------------------  ----------------------
                                     1994        1995        1996        1997        1998         1998        1999
                                  ----------  ----------  ----------  ----------  -----------  ----------  ----------
    Income (loss) before taxes..  $     489   $ (18,552)  $(156,529)  $(323,278)   $(294,304)  $ (57,090)  $(104,518)

    Interest expense............     21,408      23,985      62,430     110,003      172,942      38,660      50,594
    Capitalized interest........      5,695      25,763      31,818      43,169       21,619       7,943           -
    Interest component of
     rent expense (1)...........         94          71          84          64           57           8          10
                                  ----------  ----------  ----------  ----------  -----------  ----------  ----------
     Total fixed charges........     27,197      49,819      94,332     153,236      194,618      46,611      50,604


    Earnings before fixed
     charges....................  $ 21,991   $   5,504   $ (94,015)  $(213,211)   $(121,305)  $ (18,422)  $ (53,914)

    Ratio of earnings to fixed
     charges....................       0.81        0.11       (1.00)      (1.39)       (0.62)      (0.40)      (1.07)
                                  ==========  ==========  ==========  ==========  ===========  ==========  ==========
    Deficiency of available
     earnings to fixed charges..  $  (5,206)   $(44,315)  $(188,347)  $(366,447)   $(315,923)  $ (65,033)  $(104,518)
                                  ==========  ==========  ==========  ==========  ===========  ==========  ==========



(1) The interest component of rent expense has been estimated by taking the difference between the gross rent expense and net present value of rent expense using a weighted-average cost of capital of approximately 13% for the years ended December 31, 1994, through December 31, 1998. The weighted-average cost of capital for the three months ended March 31, 1998 and 1999 approximated 13% and 9%, respectively. The cost of capital used to calculate the interest component of rent expense is representative of the Company's outstanding secured borrowings during each respective period.